SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SOUTHWESTERN ENERGY COMPANY

          ARTICLE FIRST:  The name of this corporation is SOUTHWESTERN ENERGY COMPANY (the "Company").

        ARTICLE SECOND:  The nature of the business of the Company and the objects or purposes proposed to be transacted, promoted or carried on by it, are as follows, to-wit:

Section A:  To acquire, purchase, own, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer or otherwise invest, trade or deal in, in any manner securities, stocks, mortgages, bonds, and real and personal property of every kind and description or in any interest therein.

Section B:  To engage in any capacity in any entertainment, radio, television, mercantile, construction, manufacturing, public utilities, exploration, development or trading business of any kind or character whatsoever, and to do all things incidental to any such business, and to do and perform all other things that are necessary or beneficial to the Company or to the general public which the Board of Directors may from time to time determine should be done.

Section C:  To issue bonds, debentures, or other obligations of the Company, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

Section D:  To have and to exercise all the powers now or hereafter conferred by the laws of the State of Arkansas upon corporations organized under the laws under which this Company is organized and any and all Acts Amendatory thereof and supplemental thereto.

Section E:  To conduct business in the State of Arkansas, other states, the District of Columbia, the territories and colonies of the United States and in foreign countries, and to have one or more offices out of the State of Arkansas, as well as within said state. In any state or country or political division thereof in which the Company may have qualified to do business, it shall have all the objects and powers herein set forth, but to such extent as may be permitted by the laws of such state or country of political division thereof to any business or commercial corporation.

Section F:  To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Restated Articles of Incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of this Company; and in general to carry on any lawful business necessary or incidental to the attainment of the objects of this Company whether or not such business is similar in nature to the objects set forth in these Restated Articles of Incorporation or any amendment thereof.

        The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific objects or powers shall not be held to limit or restrict in any manner either the objects or powers of the Company, and that the Company shall possess such incidental powers as are reasonably necessary or convenient for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with any government, state, municipality, corporation, association, partnership, as a partner or otherwise, person, organization or entity whatsoever, at least to the same extent and as fully as individuals might or could do as principals, agents, contractors, or otherwise.

        ARTICLE THIRD:  The period of existence of this Company shall be perpetual.

        ARTICLE FOURTH:  The principal office or place of business of the Company may be located outside the State of Arkansas.

        ARTICLE FIFTH:  The name of the registered agent of this Company is Timothy J. O'Donnell, whose address is 1083 Sain Street, Fayetteville, Washington County, Arkansas 72701, which shall also be the registered office.

        ARTICLE SIXTH: Section A: The total amount of the authorized capital stock of this corporation is Two Hundred Thirty Million (230,000,000) shares which shall be classified as follows:

(i.)    Two Hundred Twenty Million (220,000,000) shares shall be designated as common stock, with a par value of ten ($.10) per share (hereinafter referred to as "Common Stock"). Each share of Common Stock will have one vote;

(ii.)    Ten Million (10,000,000) shares shall be designated as preferred stock, with a par value of one cent ($.01) per share (hereinafter referred to as "Preferred Stock"), as further designated by the Board of Directors of the Company in accordance herewith.

(iii.)    The Board of Directors is hereby expressly authorized to provide for, designate and issue out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein; provided, however that no shares of any series of Preferred Stock shall be issued without the approval of the Company's shareholders if (A) the voting rights of the shares of such series would be materially disproportionate to the voting rights of the shares of the Company's Common Stock or (B) the shares of such series would be convertible into a materially disproportionate number of shares of Common Stock, in each case taking into account the issue price of the shares of such series and the fair market value of the shares of Common Stock at the time of such issuance. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;
(b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;
(c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of Preferred Stock or on any other class of stock of the Company or any series of such class;
(d) whether the shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;
(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the Company and the preference or relation which such amount or amounts shall bear to the amount or amounts payable on any other series of Preferred Stock or on any other class of stock of the Company or any series of such class;
(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of Preferred Stock of any other series or any other class of stock of the Company or any series of such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;
(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or shares of Preferred Stock of any other series or any other class of stock of the Company or any series of such class;
(i)   the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Company or upon the issuance of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any class of stock of the Company or any series of such class; and
(j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

        Preferred Stock redeemed or otherwise acquired by the Company shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this ARTICLE SIXTH, as it may be amended, be reissued in the same manner as other authorized but unissued Preferred Stock.

        Section B:  No shareholder shall be entitled as a matter of right to subscribe for, or purchase, or receive, or to have offered to him for subscription or purchase, any additional share or shares of stock either of that now authorized in these Restated Articles of Incorporation or hereafter authorized, or any shares whatsoever, however acquired, issued or sold by the Company, or any bonds, certificates of indebtedness, debentures or other securities convertible into the stock of the Company, it being the purpose and intent that the Board of Directors shall have full right, power and authority to offer for subscription or sale or to make any disposal of any or all unissued shares of capital stock of the Company, or any or all shares issued and thereafter acquired by the Company, upon such consideration in money or property or other things of value as the Board of Directors shall determine.

        ARTICLE SEVENTH:  The amount of capital with which this Company will begin business is Three Hundred Dollars ($300.00).

        ARTICLE EIGHTH:  The names and post office addresses of each of the incorporators and the number of shares of the capital stock subscribed by each of them are as follows:

Name 9;	Address	Shares

C. O. Moore	Stanford, Texas	9; 9; 988
T. E. Patton	Rogers, Arkansas	9; 9; 1
E. M. Moore	Rogers, Arkansas	9; 9; 1

        ARTICLE NINTH:  The number of directors of the Company shall be fixed by the bylaws and may be increased or decreased from time to time in the manner specified therein; provided, however, that the number of directors shall not be less than three. Election of directors need not be by ballot. All shareholders are entitled to cumulate their votes for the election of directors. No director of the Company need be a shareholder. Any director may be removed at any time, either for or without cause, so long as the shareholders are entitled to vote in respect to the corporate affairs and management of the Company, by the affirmative vote of shareholders holding of record a majority of the outstanding shares of the stock of the Company which were entitled to vote at the election of such director, given at a special meeting of such shareholders called for the purpose; provided, however, that no director may be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

        ARTICLE TENTH:  In furtherance, not in limitation, of the powers conferred upon the Board of Directors by statute, the Board of Directors is expressly authorized, without any vote or other action by shareholders other than such as at the time shall be expressly required by statute or by the provisions of these Restated Articles of Incorporation (and amendments thereof, if any) or by the bylaws, to exercise all of the powers, rights and privileges of the Company (whether expressed or implied in these Restated Articles of Incorporation or conferred by statute) and do all acts and things which may be done by the Company, including, but without limiting the generality of the foregoing, the right:

        Section A:  By resolution or resolutions passed by the majority vote of all the members of the Board of Directors as from time to time constituted to make, adopt, alter, amend and repeal the bylaws of the Company; provided, however, that the holders of the majority of the issued and outstanding stock may alter, amend, or repeal the bylaws made by the Board of Directors and may from time to time limit or define the right of the Board of Directors to alter, amend, or repeal any bylaw or bylaws made or adopted; and

        Section B:  By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the bylaws of the Company, to designate one or more committees, each committee to consist of two or more of the directors of the Company, and each such committee to the extent provided in said resolution or resolutions or in the bylaws of the Company, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, such committee or committees to have such name or names as may be stated in the bylaws of the Company, or as may be determined from time to time by resolution adopted by the Board of Directors; and

        Section C:  By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the bylaws of the Company, to sell, assign, transfer, convey, or dispose of, or to mortgage or otherwise encumber any real estate or lease of real estate to which or in which the Company shall at any time have any right or interest, and pursuant to such resolution or resolutions, to acquire any right or interest to or in any real estate or lease of real estate; and

        Section D:  By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the bylaws of the Company, to authorize or approve the purchase by or on behalf of the Company, of its capital stock, bonds, debentures, warrants, rights, scrip, other obligations or securities of any nature howsoever evidenced, either pro rata from all holders thereof or from time to time in the open market or at private sale; and

        Section E:  By resolution or resolutions passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the bylaws of the Company, to sell, lease, or exchange any or all of the property and assets of this Company, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors may deem expedient and for the best interest of the

Company, when and as authorized by the affirmative vote of the holders of record of at least a majority of the issued and outstanding stock, or when authorized by the written consent of the holders of record of at least a majority of stock issued and outstanding.

        ARTICLE ELEVENTH:  To the fullest extent permitted by the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended, a director of this Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

        ARTICLE TWELFTH:  The Company elects to be governed by the provisions of the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended from time to time.